Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201

Date: AUG 03 2017. CANADIAN IMPERIAL BANK OF COMMERCE C/O MAYER BROWN LLP MAUREEN J GORMAN 1221 AVE OF THE AMERICAS NEW YORK, NY 10020

Employer Identification Number:

13-1942440

DLN:

17007034058016

Person to Contact:

SHERRY A SMITH-SCHNICKE     ID# 11140

Contact Telephone Number:

(312) 292-4825

Plan Name:

CIBC WORLD MARKETS INCENTIVE

SAVINGS PLAN FOR US EMPLOYEES

Plan Number: 006

Dear Applicant:

Based on the information you provided, we are issuing this favorable determination letter for your plan listed above. However, our favorable determination only applies to the status of your plan under the Internal Revenue Code and is not a determination on the effect of other federal or local statutes. To use this letter as proof of the plan’s status, you must keep this letter, the application forms, and all correspondence with us about your application.

Your determination letter does not apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the Cumulative List of Changes in Plan Requirements (the cumulative List) for the cycle you submitted your application under, unless the new item was identified in the Cumulative List.

Your plan’s continued qualification in its present form will depend on its effect in operation (Section 1.401-1(b) (3) of the Income Tax Regulations). We may review the status of the plan in operation periodically.

You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:

The significance and scope of reliance on this letter,

The effect of any elective determination request in your application materials,

The reporting requirements for qualified plans, and

Examples of the effect of a plan’s operation on its qualified status.

You can get a copy of Publication 794 by visiting our website at www.irs.gov/formspubs or by calling 1-800-TAX-FORM (1-800-829-3676) to request a copy.

This letter considered the 2014 Cumulative List of Changes in Plan Qualification Requirements.

This determination letter applies to then amendments dated on 8/26/16 & 1/13/16.

Letter 5274

CANADIAN IMPERIAL BANK OF COMMERCE

This determination letter also applies to the amendments dated on 12/18/14 & 5/7/14.

This determination letter also applies to the amendments dated on 1/27/14 & 9/17/13.

We made this determination on the condition that you adopt the proposed amendments you submitted in your letter dated 7/27/17, on or before the date the Income Tax Regulations provide under Section 401(b) of the Internal Revenue Code.

The information on the enclosed addendum is an integral part of this determination. Please be sure to read it and keep it with this letter.

If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to him or her.

If you have any questions, you can contact the person listed at the top of this letter.

Sincerely,

Director, EP Rulings & Agreements

Addendum

Letter 5274

CANADIAN IMPERIAL BANK OF COMMERCE

This determination letter is also applicable to the amendment adopted on 12/8/10.

Letter 5274